Exhibit 1.5

                                  BY-LAW NO. 3
                                       OF
                               E-CRUITER.COM INC.

                    BEING A BY-LAW TO AMENDMENT BY-LAW NO. 1


BE IT ENACTED as By-law No. 3 of the Corporation that paragraph 3.02 of By-law No. 1 of the Corporation is hereby deleted and the following paragraph shall be inserted:

"3.02 QUORUM. Subject to section 3.09, the quorum for the transaction of business at any meeting of the Board shall consist of two directors in office."



DATED this 26th day of July, 2001.


                                                   /s/ Michael Mullarkey
                                                   ----------------------------
                                                   Michael Mullarkey, President